EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 26, 2015 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $10.0 million, or $0.24 per basic and diluted common share, for the three months ended December 31, 2014, and $20.2 million, or $0.48 per basic (and $0.47 diluted) common share, for the six months ended December 31, 2014. The prior period results were very similar. Net income was $10.0 million, or $0.23 per basic and diluted common share, for the three months ended December 31, 2013, and $20.4 million, or $0.48 per basic (and $0.47 diluted) common share, for the six months ended December 31, 2013.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be February 6, 2015 and the payment date will be February 20, 2015.

"I am pleased to report another quarter of growth and robust earnings with continued improvements in credit metrics," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our annualized return on assets was 1.24%." Mr. Lynch continued: "The Board reiterates its intention to share these strong results with our stockholders. We recently paid a special dividend of $0.25 per share and a regular quarterly dividend was declared today. It remains our objective to distribute 100% of our earnings to our stockholders through a combination of regular dividends and special dividends, or repurchases."

Comparison of Operating Results for the Periods Ended December 31, 2014 and 2013

Net Income. Net income increased $63,000 to $10.0 million for the quarter ended December 31, 2014, from $10.0 million for the corresponding 2013 quarter. Net income decreased $150,000 to $20.2 million for the six months ended December 31, 2014, from $20.4 million for the corresponding 2013 period. Both the three and six month 2014 periods featured slightly higher net interest income, lower provisions for loan losses, higher other income, higher other expenses and lower income taxes, versus the corresponding 2013 periods.

Total Interest Income. The components of interest income for the three months ended December 31, 2014 and 2013, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 31,041	4.81%	$ 29,988	5.19%	$ 1,053	$ 267,669	-0.38%
Dividends on FHLB stock	500	4.65%	427	4.04%	73	792	0.61%
Interest on securities AFS	1,671	2.00%	1,531	1.95%	140	20,605	0.05%
Interest on securities HTM	450	2.05%	189	2.43%	261	56,625	-0.38%
Interest on federal funds sold and short term investments	1	0.25%	1	0.25%	--	(410)	0.00%
Total interest income	$ 33,663	4.42%	$ 32,136	4.76%	$ 1,527	$ 345,281	-0.34%

The Company's primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $267.7 million for the three months ended December 31, 2014 versus the comparable 2013 period. On a linked quarter basis (December 31, 2014 versus September 30, 2014), loan growth was somewhat muted due to very high prepayments. On a linked quarter basis, the period ending balance of loans grew $38.2 million, an annualized growth rate of 5.9%, and the average balance of loans grew $30.2 million, an annualized growth rate of 4.7%. The annualized growth rate for the six months ended December 31, 2014, based on period end balances, was 9.1%. Growth was achieved through originations. Loan originations totaled $193.7 million for the three months ended December 31, 2014. The yield on the loan portfolio decreased 38 basis points for the quarter ended December 31, 2014 versus the comparable 2013 period. On a linked quarter basis, the yield on the loan portfolio increased 15 basis points but this was primarily due to prepayments. Absent prepayments, the yield on the loan portfolio decreased 3 basis points over the period. These decreases continued a trend of decreased yield on loans and were primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations has increased significantly and the spread has decreased versus alternative costs of funds. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. The pace of the decrease in yield subsided during the quarter ended December 31, 2014. The recent further decrease in market rates of interest may cause this abatement to be a temporary situation. Prepayment penalties significantly impacted both periods but were higher in the 2014 period. Prepayment penalties totaled $2.2 million in the 2014 period versus $1.9 million in the 2013 period. Prepayment penalties boosted annualized loan yield by 33 basis points in both the 2014 and 2013 periods. The Company has increased its level of investments since the 2013 period. The combined average balances of the securities portfolios (available for sale and held to maturity) increased $77.2 million for the three months ended December 31, 2014, versus the comparable 2013 period, and the yield increased 1 basis point over that same period.

The components of interest income for the six months ended December 31, 2014 and 2013, changed as follows:

	Six Months Ended December 31,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 60,768	4.74%	$ 60,049	5.23%	$ 719	$ 270,671	-0.49%
Dividends on FHLB stock	976	4.24%	866	4.10%	110	3,704	0.14%
Interest on securities AFS	3,471	1.99%	2,923	1.88%	548	37,042	0.11%
Interest on securities HTM	814	2.13%	431	2.41%	383	40,585	-0.28%
Interest on federal funds sold and short term investments	3	0.25%	6	0.25%	(3)	(2,542)	0.00%
Total interest income	$ 66,032	4.35%	$ 64,275	4.78%	$ 1,757	$ 349,460	-0.43%

The explanations for changes described above for the three month period are also applicable to the six month period. Loan originations for the six months ended December 31, 2014 totaled $340.5 million. Prepayment penalties totaled $3.1 million in the 2014 period versus $3.7 million in the 2013 period, and boosted annualized loan yield by 24 basis points in the 2014 period versus 32 basis points in the 2013 period.

Total Interest Expense. The components of interest expense for the three months ended December 31, 2014 and 2013, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 96	0.24%	$ 97	0.23%	$ (1)	$ (8,163)	0.01%
Money market	557	0.49%	480	0.47%	77	48,594	0.02%
Checking accounts	440	0.38%	508	0.48%	(68)	30,792	-0.10%
Time deposits	1,750	0.99%	970	0.87%	780	261,671	0.12%
Total deposits	2,843	0.64%	2,055	0.57%	788	332,894	0.07%
Borrowings	5,756	2.67%	5,769	2.81%	(13)	43,305	-0.14%
Total interest expense	$ 8,599	1.30%	$ 7,824	1.38%	$ 775	$ 376,199	-0.08%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased significantly for the quarter ended December 31, 2014 versus the comparable 2013 period. The average balance of deposits increased $159.0 million when measured versus the quarter ended September 30, 2014, and $231.6 million when measured versus the quarter ended June 30, 2014. The most significant increases have been in time deposits. The Company has implemented a strategy whereby premium deposits rates are paid on certain time deposits if the customer has a core account relationship with the Company. This strategy has also allowed the Company to extend the duration of certain time deposit accounts. The overall cost of deposits increased 7 basis points for the quarter ended December 31, 2014 versus the comparable 2013 period. The increase was largely due to the time deposit program. On a linked quarter basis, the cost of deposits decreased one basis point. A component of the growth in fiscal 2015 has been brokered deposits. The period end balance of such funds at December 31, 2014 was $202.2 million, which represented increases of $118.6 million, $174.4 million and $179.3 million versus the period end balances at September 30, 2014, June 30, 2014 and December 31, 2013, respectively.

As detailed in table above, the average balance of borrowings increased $43.3 million for the three months ended December 31, 2014 versus the comparable 2013 period, while the cost decreased 14 basis points. The increased level of borrowing was necessary as asset growth exceeded deposits growth during the period. On a linked quarter basis, the average balance of borrowings decreased $122.1 million. The significant increase in deposits allowed the Company to pay down borrowings.

The components of interest expense for the six months ended December 31, 2014 and 2013, changed as follows:

	Six Months Ended December. 31,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 192	0.24%	$ 196	0.23%	$ (4)	$ (7,864)	0.01%
Money market	1,081	0.49%	977	0.47%	104	27,372	0.02%
Checking accounts	918	0.40%	945	0.47%	(27)	52,754	-0.07%
Time deposits	3,266	1.01%	1,961	0.87%	1,305	195,840	0.14%
Total deposits	5,457	0.64%	4,079	0.57%	1,378	268,102	0.07%
Borrowings	11,561	2.50%	11,291	2.75%	270	102,186	-0.25%
Total interest expense	$ 17,018	1.30%	$ 15,370	1.36%	$ 1,648	$ 370,288	-0.06%

The explanations for changes described above for the three month period regarding deposits are also applicable to the six month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $752,000 to $25.1 million for the three months ended December 31, 2014, from $24.3 million for the three months ended December 31, 2013. Net interest income increased by $109,000 to $49.0 million for the six months ended December 31, 2014, from $48.9 million for the six months ended December 31, 2013. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
December 31, 2014	$ 25,064	3.12%	3.29%	$ 22,894	2.83%	3.01%
September 30, 2014	23,950	2.98%	3.16%	23,003	2.86%	3.04%
June 30, 2014	23,756	3.08%	3.27%	22,871	2.96%	3.15%
March 31, 2014	24,462	3.28%	3.48%	23,258	3.11%	3.31%
December 31, 2013	24,312	3.38%	3.60%	22,418	3.10%	3.32%

The Company's spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected. The spread and margin increased over the quarter ended December 31, 2014 (versus the preceding quarter). The increase was primarily due to an increase in prepayment penalty income. The Company feels the chart above that excludes prepayment penalties provides a truer representation of what is occurring in the portfolio. Excluding prepayment penalties, the spread and margin experienced compression (versus the preceding quarter) however, the rate of compression abated. The Company's spread and margin remain under pressure due to several factors, including: the recent flattening in the treasury yield curve; rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to reduce deposit and borrowing costs and promotional interest costs to attract new deposit customers. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $256,000 and $505,000 for the three and six months ended December 31, 2014, respectively, and $55,000 and $358,000 for the three and six months ended December 31, 2013, respectively.

Provision for Loan Losses. The Company recorded no provision for loan losses for the three months ended December 31, 2014 as compared to $200,000 for the three months ended December 31, 2013. The Company recorded provisions for loan losses of $200,000 for the six months ended December 31, 2014 as compared to $500,000 for the six months ended December 31, 2013. A rollforward of the allowance for loan losses for the three and six months ended December 31, 2014 and 2013 is presented below:

	Quarter ended		Six months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$31,569	$31,664	$31,401	$31,381
Provisions charged to operations	--	200	200	500
Recoveries of loans previously charged off	1	1	2	13
Loans charged off	304	1,225	337	1,254
Balance at end of period	$31,266	$30,640	$31,266	$30,640

Allowance for loan losses to total loans	1.18%	1.27%	1.18%	1.27%
Net charge-offs (annualized) to average loans outstanding	0.05%	0.21%	0.03%	0.11%

Delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the level of provision for loan losses. In addition, improvements in general economic and business conditions have impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 3,824	$ 4,926	$ 3,411	$ 2,755	$ 8,912
60 - 89 days past due	205	689	214	1,256	1,601
Nonaccrual	17,533	18,983	17,972	16,937	19,866
Total	$ 21,562	$ 24,598	$ 21,597	$ 20,948	$ 30,379

Non Performing Asset Totals
Nonaccrual loans, per above	$ 17,533	$ 18,983	$ 17,972	$ 16,937	$ 19,866
Real Estate Owned	4,368	3,850	3,850	3,965	4,033
Total	$ 21,901	$ 22,833	$ 21,822	$ 20,902	$ 23,899

Nonaccrual loans to total loans	0.66%	0.72%	0.71%	0.70%	0.82%
Delinquent loans to total loans	0.81%	0.94%	0.85%	0.86%	1.26%
Non performing assets to total assets	0.67%	0.71%	0.69%	0.70%	0.81%

Delinquent loan and non performing asset totals realized further improvement as of December 31, 2014. In addition, of the $17.5 million in loans classified as nonaccrual at December 31, 2014, $7.9 million were fully current and $1.5 million were less than 90 days past due.

At December 31, 2014, there are five nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $4.2 million loan on a self storage facility in Orange County, NY. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $417,000 impairment reserve was maintained against this loan as of December 31, 2014. This loan is currently paying as agreed.
  A $2.4 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2014. The borrower is in bankruptcy. The bankruptcy court auctioned the property and the winning bid was for $4.65 million. The Company continues to expect that all amounts due will be paid in full in conjunction with the sale. The timing of the sale is controlled by the bankruptcy court.
  A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. A total of $163,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of December 31, 2014, no impairment reserve was necessary. The Company continues to pursue legal remedies. A sheriff's sale is currently scheduled for the first calendar quarter of 2015.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. A total of $292,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of December 31, 2014, no impairment reserve was necessary. This loan and the loan described directly above have the same borrower. The Company continues to pursue legal remedies on this loan also. A sheriff's sale is currently scheduled for the first calendar quarter of 2015.
  A $1.1 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as an impaired TDR. A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of December 31, 2014.

There are nineteen other multifamily/commercial real estate loans, totaling $5.5 million, classified as nonaccrual at December 31, 2014. The largest of these loans has a balance of $952,000.

There are nine other residential loans, totaling $1.4 million, classified as nonaccrual at December 31, 2014. The largest of these loans has a balance of $385,000.

Other Income. Other income increased $217,000 to $1.8 million for the three months ended December 31, 2014, from $1.6 million for the three months ended December 31, 2013.  The increase is primarily due to a $329,000 increase on income from investments in joint ventures. As discussed in prior public releases, issues related to flooding at one commercial property had decreased occupancy and income. This situation impacted the December 2013 results. These issues have been resolved as a new grocery anchor tenant is currently in place and fully operational. Income from bank-owned life insurance increased $171,000 to $680,000 for the three months ended December 31, 2014, from $509,000 for the three months ended December 31, 2013.  The increase is primarily due to income earned on additional purchases of bank-owned life insurance. Net gain on sale of assets was a loss of $10,000 for the three months ended December 31, 2014, versus a gain of $207,000 for the three months ended December 31, 2013.  The activity in this caption in both periods was primarily due to sales of REO properties.

Other income increased $661,000 to $3.8 million for the six months ended December 31, 2014 from $3.1 million for the six months ended December 31, 2013. Net income from investments in real estate joint ventures increased by $887,000 to $1.3 million for the six months ended December 31, 2014, from $448,000 for the six months ended December 31, 2013. The six month period was also impacted by the issues described above regarding income from investments in joint ventures.

Other Expenses. Other expenses increased $1.2 million to $11.3 million for the three months ended December 31, 2014, from $10.1 million for the three months ended December 31, 2013. The increase was primarily due to real estate owned operations, which increased $968,000 to $990,000 for the three months ended December 31, 2014, from $22,000 for the three months ended December 31, 2013. The large increase was principally due to a $900,000 valuation adjustment recognized on the Company's largest REO property. The property is currently being marketed for sale. The overall increase in Other Expenses was also partially due to compensation, payroll taxes and fringe benefits, which increased $253,000 to $7.7 million for the three months ended December 31, 2014, from $7.5 million for the three months ended December 31, 2013. The increase was primarily due increases in direct compensation, due to additional staffing and salary adjustments, and an increase in ESOP expense.

Other expenses increased $1.7 million to $21.4 million for the six months ended December 31, 2014, from $19.6 million for the six months ended December 31, 2013. The six month period was affected by the items described above for the three month period, though to a slightly larger extent.

Income Tax Expense. Income tax expense for the three months ended December 31, 2014 was $5.5 million on pre-tax income of $15.5 million, resulting in an effective tax rate of 35.3%.  Income tax expense for the three months ended December 31, 2013 was $5.6 million on pre-tax income of $15.6 million, resulting in an effective tax rate of 36.0%. Income tax expense for the six months ended December 31, 2014, was $11.0 million, due to pre-tax income of $31.2 million, resulting in an effective tax rate of 35.3%. For the six months ended December 31, 2013, income tax expense was $11.5 million, due to pre-tax income of $31.9 million, resulting in an effective tax rate of 36.2%. The slightly reduced rate in 2014 is primarily due to the furtherance of various tax planning strategies.

Comparison of Financial Condition at December 31, 2014 and June 30, 2014

Total Assets. Total assets increased $110.7 million to $3.25 billion at December 31, 2014, from $3.14 billion at June 30, 2014, an annualized growth rate of 7.1%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $9.2 million to $9.7 million at December 31, 2014, from $18.9 million at June 30, 2014.

Net Loans. Loans, net increased $113.4 million to $2.62 billion at December 31, 2014, from $2.50 billion at June 30, 2014. The annualized growth rate for the period was 9.1%.

Securities available for sale. Securities AFS decreased $64.5 million to $319.7 million at December 31, 2014, from $384.1 million at June 30, 2014. The Company has been classifying the majority of new purchases as held to maturity.

Securities held to maturity. Securities HTM increased $55.2 million to $87.7 million at December 31, 2014, from $32.4 million at June 30, 2014.

Bank Owned Life Insurance. BOLI increased $21.2 million to $89.2 million at December 31, 2014, from $68.1 million at June 30, 2014.

Real Estate Owned. REO increased $518,000 to $4.4 million at December 31, 2014, from $3.9 million at June 30, 2014. The balance at December 31, 2014 consisted of 6 properties and the balance June 30, 2014 consisted of 4 properties. The balance at December 31, 2014 was also impacted by the $900,000 valuation adjustment described under "Other Expenses."

Deposits. Deposits increased $211.9 million to $1.79 billion at December 31, 2014, from $1.58 billion at June 30, 2014. The annualized growth rate for the period was 26.8%. As described under "Total Interest Expense," a substantial portion of the growth over the period was due to brokered deposits.

Borrowings. Borrowings decreased $81.5 million to $886.0 million at December 31, 2014, from $967.4 million at June 30, 2014.

Stockholders' Equity. Stockholders' equity decreased $18.6 million to $507.7 million at December 31, 2014, from $526.3 million at June 30, 2014. The decrease was primarily due to repurchases and dividends (including a special dividend of $0.25 per share), partially offset by net income and the proceeds from the exercise of stock options. During the six months ended December 31, 2014, 1,082,361 shares of stock were repurchased at a total cost of $16.0 million and an average cost of $14.80 per share. Based on our December 31, 2014 closing price of $15.40 per share, the Company stock was trading at 135.9% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2014 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	June 30,
Assets	2014	2014
	(unaudited)	(audited)
Cash on hand and in banks	$ 9,274	$ 17,490
Federal funds sold and short term investments	426	1,441
Cash and cash equivalents	9,700	18,931

Loans, net	2,617,313	2,503,894
Securities available for sale, at fair value	319,664	384,137
Securities held to maturity, fair value of $87,669 and $32,539 at December 31, 2014 and June 30, 2014, respectively	87,667	32,422
Bank Owned Life Insurance (at cash surrender value)	89,246	68,054
Federal Home Loan Bank of New York stock ("FHLB"), at cost	44,046	49,046
Accrued interest receivable	9,174	10,214
Investments in real estate joint ventures, net	6,907	6,391
Real estate held for investment	957	917
Real estate owned	4,368	3,850
Office properties and equipment, net	14,422	14,675
Deferred tax assets	37,184	34,705
Other assets	10,286	12,964
Total Assets	$ 3,250,934	$ 3,140,200

Liabilities
Deposits	$ 1,792,867	$ 1,580,975
Borrowings	885,956	967,443
Advance payments by borrowers for taxes and insurance	16,754	16,105
Official checks outstanding	2,187	6,684
Other liabilities	45,457	42,701
Total liabilities	2,743,221	2,613,908

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 44,454,385 shares outstanding at December 31, 2014 and 45,499,332 shares outstanding at June 30, 2014.	562	562
Additional paid-in capital	504,725	504,434
Unallocated common stock held by the employee stock ownership plan	(23,462)	(24,331)
Restricted Stock Awards	(8,112)	(12,086)
Treasury stock, at cost; 11,790,680 shares at December 31, 2014 and 10,745,733 shares at June 30, 2014.	(155,978)	(140,451)
Retained income	190,965	195,970
Accumulated other comprehensive income, net of tax	(987)	2,194
Total stockholders' equity	507,713	526,292
Total Liabilities and Stockholders' Equity	$ 3,250,934	$ 3,140,200

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Six Months Ended December 31, 2014 and 2013
(In thousands, except share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2014	2013	2014	2013
	unaudited	unaudited	unaudited	audited
Interest income:
Mortgage loans	$ 31,041	$ 29,988	$ 60,768	$ 60,049
Dividends on FHLB stock	500	427	976	866
Securities available for sale	1,671	1,531	3,471	2,923
Securities held to maturity	450	189	814	431
Federal funds sold and short term investments	1	1	3	6
Total interest income	33,663	32,136	66,032	64,275

Interest expense:
Deposits	2,843	2,055	5,457	4,079
Borrowings	5,756	5,769	11,561	11,291
Total interest expense	8,599	7,824	17,018	15,370

Net interest income before provision for loan losses	25,064	24,312	49,014	48,905

Provision for loan losses	—	200	200	500
Net interest income after provision for loan losses	25,064	24,112	48,814	48,405

Other income:
Service charges	240	357	463	629
Real estate operations, net	315	305	668	678
Net income from investments in real estate joint ventures	487	158	1,335	448
Bank-owned life insurance	680	509	1,192	1,009
Net (loss) gain on sale of assets	(10)	207	(10)	163
Net (loss) gain on sale of securities	—	(46)	(2)	51
Other income	69	74	142	149
Total other income	1,781	1,564	3,788	3,127

Other expenses:
Compensation, payroll taxes and fringe benefits	7,730	7,477	14,954	14,552
Advertising	105	90	195	180
Office occupancy and equipment expense	692	722	1,421	1,451
Data processing service fees	472	438	935	873
Federal insurance premiums	390	330	778	645
Real estate owned operations	990	22	1,129	(55)
Other expenses	930	997	1,954	2,000
Total other expenses	11,309	10,076	21,366	19,646

Income before income tax expense	15,536	15,600	31,236	31,886
Income tax expense	5,490	5,617	11,029	11,529
Net income	$ 10,046	$ 9,983	$ 20,207	$ 20,357

Income per basic common share	$ 0.24	$ 0.23	$ 0.48	$ 0.48
Income per diluted common share	$ 0.24	$ 0.23	$ 0.47	$ 0.47

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2014			December 31, 2013
	Average Outstanding Balance	Interest Earned/ Paid	Avg. Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Avg. Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:

Loans (1)	$ 2,580,019	$ 31,041	4.81%	$ 2,312,350	$ 29,988	5.19%
Federal Home Loan Bank Stock	43,025	500	4.65%	42,233	427	4.04%
Securities available for sale	334,187	1,671	2.00%	313,582	1,531	1.95%
Securities held to maturity	87,731	450	2.05%	31,106	189	2.43%
Federal funds sold and short term investments	1,635	1	0.25%	2,045	1	0.25%
Total interest-earning assets	3,046,597	33,663	4.42%	2,701,316	32,136	4.76%
Non-interest-earning assets	181,083			150,906
Total assets	$ 3,227,680			$ 2,852,222

Interest-bearing liabilities:
Savings deposits	159,932	96	0.24%	168,095	97	0.23%
Money market	457,078	557	0.49%	408,484	480	0.47%
Checking accounts	457,185	440	0.38%	426,393	508	0.48%
Time deposits	705,787	1,750	0.99%	444,116	970	0.87%
Total deposits	1,779,982	2,843	0.64%	1,447,088	2,055	0.57%
Borrowings	863,254	5,756	2.67%	819,949	5,769	2.81%
Total interest-bearing liabilities	2,643,236	8,599	1.30%	2,267,037	7,824	1.38%
Non-interest-bearing liabilities	64,448			55,476
Total liabilities	2,707,684			2,322,513
Stockholders' equity	519,996			529,709
Total liabilities and stockholders' equity	$ 3,227,680			$ 2,852,222

Net interest income		$ 25,064			$ 24,312
Net interest rate spread (2)			3.12%			3.38%
Net interest-earning assets (3)	$ 403,361			$ 434,279
Net interest margin (4)			3.29%			3.60%
Average of interest-earning assets to interest-bearing liabilities			115.26%			119.16%
_____________________________________
(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2014			December 31, 2013
	Average Outstanding Balance	Interest Earned/ Paid	Avg. Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Avg. Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:

Loans (1)	$ 2,564,943	$ 60,768	4.74%	$ 2,294,272	$ 60,049	5.23%
Federal Home Loan Bank Stock	45,998	976	4.24%	42,294	866	4.10%
Securities available for sale	348,671	3,471	1.99%	311,629	2,923	1.88%
Securities held to maturity	76,376	814	2.13%	35,791	431	2.41%
Federal funds sold and short term investments	2,354	3	0.25%	4,896	6	0.25%
Total interest-earning assets	3,038,342	66,032	4.35%	2,688,882	64,275	4.78%
Non-interest-earning assets	171,444			148,308
Total assets	$ 3,209,786			$ 2,837,190

Interest-bearing liabilities:
Savings deposits	160,528	192	0.24%	168,392	196	0.23%
Money market	441,786	1,081	0.49%	414,414	977	0.47%
Checking accounts	453,757	918	0.40%	401,003	945	0.47%
Time deposits	644,428	3,266	1.01%	448,588	1,961	0.87%
Total deposits	1,700,499	5,457	0.64%	1,432,396	4,079	0.57%
Borrowings	924,323	11,561	2.50%	822,137	11,291	2.75%
Total interest-bearing liabilities	2,624,822	17,018	1.30%	2,254,533	15,370	1.36%
Non-interest-bearing liabilities	63,176			55,791
Total liabilities	2,687,998			2,310,324
Stockholders' equity	521,788			526,866
Total liabilities and stockholder's equity	$ 3,209,786			$ 2,837,190

Net interest income		$ 49,014			$ 48,905
Net interest rate spread (2)			3.05%			3.42%
Net interest-earning assets (3)	$ 413,520			$ 434,349
Net interest margin (4)			3.23%			3.64%
Average of interest-earning assets to interest-bearing liabilities			115.75%			119.27%
__________________________________
(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400